Exhibit 3.9

CERTIFICATE OF AMENDMENT

OF THE

CERTIFICATE OF INCORPORATION

OF

ACETO CORPORATION

Under Section 805 of the
Business Corporation Law

                    The Undersigned, being the President and Secretary of ACETO CORPORATION, do hereby certify and set forth:

                    (1)     The name of the Corporation is ACETO CORPORATION. The name under which the Corporation was formed is ACETO CHEMICAL CO. INC.

                    (2)     The date the Certificate of Incorporation was filed by the Department of State is the 13th day of June, 1947.

                    (3)     The Certificate of Incorporation of the Corporation, as amended, is hereby further amended pursuant to Section 801 of the Business Corporation Law to effect a change in the redemption provisions set forth in the respective Certificates of Amendment of the Certificate of Incorporation of this Corporation which fixed the number, designation, relative rights, preferences and limitations of its First Series Preferred Stock, Second Series Preferred Stock, Third Series Preferred Stock and Fourth Series Preferred Stock.

                    The provisions in the Certificate of Incorporation of the Corporation, as amended with regard to the redemption by the Corporation of its First Series Preferred Stock, Second Series Preferred Stock, Third Series Preferred Stock or Fourth Series Preferred Stock outstanding is hereby amended to read as follows:

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                    “The Corporation at its option may, pursuant to Sections 512 and 513 of the Business Corporation Law, redeem the whole or any part of its First Series Preferred Stock, Second Series Preferred Stock, Third Series Preferred Stock or Fourth Series Preferred Stock outstanding at any time pro rata or by lot, by paying therefor the sum of $2.50 per share, together with any accumulated dividends due thereon on the date specified for redemption thereof by mailing notices of such redemption to the holders of the Series of Preferred Stock to be redeemed. The notice of such redemption shall be mailed not less than ninety (90) days prior to the date upon which the stock is to be redeemed to each holder of stock so to be redeemed, at such holder’s address as it appears on the books of the Corporation. On and after the date fixed for such redemption, the holders of shares so called for redemption shall cease to be entitled to any further dividends, and the respective holders thereof shall have no, right or interest thereon or therein, by reason of the ownership of such shares, except to receive the said redemption price, as a debt without interest, upon presentation and surrender of their certificates therefor.”

                    (4)     The foregoing amendment to the Certificate or Incorporation was authorized by vote of the Corporation’s Board of Directors, followed by the unanimous written consent of the holders of all outstanding shares entitled to vote thereon at a meeting of shareholders.

                    IN WITNESS WHEREOF, this Certificate has been subscribed this 4th day of February 1988, by the undersigned, who affirm  that the statements made herein are true under the penalties of perjury.

/s/ Seymour Mann
Seymour Mann, President

/s/ Arnold Frankel
Arnold Frankel, Secretary

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